EXHIBIT 12.1

                              US AIRWAYS, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                     YEARS ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                    1998          1997         1996         1995       1994
                                    ----          ----         ----         ----       ----
                                               (IN THOUSANDS EXCEPT RATIO AMOUNTS)
Earnings:
  Pre-tax income (loss)          $ 935,844     $ 673,229     $191,043     $ 37,398   $(716,183)
   Add (deduct):
   Fixed charges:
     Interest expense            $ 223,604     $ 260,029     $283,936     $301,923   $ 285,846
     Amortization of debt
     issue expense                   6,507         2,684        2,844        3,724       4,300
     Interest factor in
     noncapitalized rentals        346,948       320,625      303,383      316,977     364,462
   Interest capitalized             10,478       (11,582)      (8,398)      (8,781)    (13,760)
   Amortization of previously
   capitalized interest             10,011        10,269       10,286       10,238       8,802
                                 ---------     ---------     --------     --------    --------
                                 $1,533,392    $ 1,255,254   $783,094     $661,479    $(66,533)

Fixed charges:
  Interest expense               $  223,604    $   260,029   $283,936     $301,923    $285,846
  Amortization of debt issue
  expense                             6,507          2,684      2,844        3,724       4,300
  Interest factor in
  noncapitalized rentals            346,948        320,625    303,383      316,977     364,462

                                 $ 577,059     $   583,338   $590,163     $622,624    $654,608
                                 ---------     -----------   --------     --------    --------

Ratio of earnings to fixed charges    2.7            2.2        1.3          1.1          o
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


o For the year ended December 31, 1994 earnings were not sufficient to cover fixed charges. Additional earnings of approximately $721 million would have been required to achieve a ratio of 1.0.